Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2008 RESULTS

JASPER, IN (May 7, 2008) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $332.1 million and a net loss from continuing operations of ($0.9) million, or a loss of ($0.02) per Class B diluted share, for the third quarter of fiscal year 2008, which ended March 31, 2008. Excluding restructuring costs, the Company recorded net income from continuing operations of $1.5 million, or $0.04 per Class B diluted share.

The following discussion excludes the results of discontinued operations for all periods presented.

Consolidated Overview

Financial Highlights	Three Months Ended
(Dollars in millions, Except Per Share Data)
	March 31, 2008	% of Sales	March 31, 2007	% of Sales	Percent Change

Net Sales	$332.1		$311.6		7%
Gross Profit	$ 56.1	16.9%	$ 60.4	19.4%
Selling, General and Administrative Expense (SG&A)	$ 55.8	16.8%	$ 55.6	17.9%
Restructuring Expense	$ 4.0	1.2%	$ 0.6	0.2%
Income (Loss) from Continuing Operations	$ (0.9)	(0.3%)	$ 4.4	1.4%	(120%)
Earnings (Loss) Per Share from Continuing Operations	($0.02)		$ 0.11		(118%)

Non-GAAP Financial Measures
Income from Continuing Operations excluding Restructuring Charges	$ 1.5	0.4%	$ 4.8	1.5%	(69%)
Earnings Per Share from Continuing Operations excluding Restructuring Charges	$ 0.04		$ 0.12		(67%)
  Consolidated third quarter fiscal year 2008 net sales included $35.5 million of net sales from an acquisition in the Electronic Manufacturing Services (EMS) segment that was completed midway through the third quarter of the prior year. Prior year third quarter net sales include $18.9 million related to the acquisition.

  Third quarter fiscal year 2008 net sales increased 3% in the Furniture segment and 10% in the EMS segment when compared to the same quarter a year ago.

  Consolidated third quarter gross profit as a percent of net sales declined compared to last year due to lower margins in both the EMS segment and the Furniture segment. To a lesser extent, consolidated gross profit as a percent of net sales also declined due to a higher mix of sales in the current year third quarter from the EMS segment, which carries a lower margin.

  Consolidated third quarter SG&A remained flat in dollars compared to the prior year as advertising and product promotion costs and incentive compensation costs declined while business development and sales staff labor costs increased. Additionally, SG&A costs of the fiscal year 2007 EMS segment acquisition were higher because such costs were only included for half of the quarter in the prior year. As a percent of net sales, SG&A costs were down 1.1 percentage points in the third quarter of fiscal year 2008 when compared to the prior year due to the leverage of the higher sales volume.

   Pre-tax restructuring costs in the third quarter of fiscal year 2008 totaled $4.0 million primarily related to costs recognized for a workforce reduction effort announced in March 2008, costs to exit two facilities within the EMS segment, and costs related to the reorganization of business functions in the Furniture segment. This compared to $0.6 million of pre-tax restructuring costs in the third quarter of fiscal year 2007.

  Other income for the third quarter declined $2.5 million from the prior year primarily as a result of lower pre-tax interest income on lower cash and investment balances, higher interest expense and the recording of a loss on investments for the Company's Supplemental Employee Retirement Plan (SERP) resulting from the normal revaluation of the investments to fair value for the quarter. The loss on the SERP investment that was recognized in other income was exactly offset by a reduction in the SERP liability which was recorded in SG&A as compensation expense with no effect on net earnings.

  The Company recorded $0.7 million of favorable one-time tax accrual adjustments in the third quarter of fiscal year 2008 compared to $0.5 million in the prior year third quarter.

Operating cash flow for the third quarter of fiscal year 2008 was a positive $3.1 million compared to a cash outflow of ($4.5) million in the third quarter of last year. The Company's net cash position from an aggregate of cash and short-term investments less short-term borrowings decreased to $42.5 million at March 31, 2008 compared to $80.4 million at June 30, 2007, partially the result of Company share repurchases during the fiscal year.

James C. Thyen, Chief Executive Officer and President, stated, "Our third quarter results were disappointing. We are facing sales growth challenges with the weakening economy and increasing commodity costs. We are aggressively reviewing our processes and our entire cost structure to eliminate complexity, redundancy and inefficiencies to improve profitability. In March 2008, we announced a workforce reduction effort which will eliminate approximately 150 administrative positions worldwide over the next few months. When fully implemented, we anticipate annual savings of approximately $12.0 to $13.0 million. Also, in April 2008 we announced a plan to consolidate our three European manufacturing facilities currently located in Ireland, Wales and Poland into one new facility in Poznan, Poland. This consolidation includes the transfer of product to the new facility and will occur over the next 3.5 years. Savings will be realized incrementally as the consolidation occurs. We have confidence that our team will successfully execute these restructuring actions resulting in improvement in our profitability. We remain cautious about the potential future impact of the weakening economy."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in millions)	Three Months Ended

	March 31, 2008	March 31, 2007	Percent Change

Net Sales	$ 181.1	$165.3	10%
Income (Loss) from Continuing Operations	$ (2.2)	$ 1.2	(283%)
Restructuring Charges, Net of Tax	$ 1.3	$ 0
Income (Loss) from Continuing Operations, Excluding Restructuring Charges	$ (0.9)	$ 1.2	(174%)
  Net sales to customers in the medical, industrial controls, and public safety industries were higher in the third quarter of fiscal year 2008 compared to last year while net sales to customers in the automotive industry declined compared to the prior year.

   Earnings in this segment in the fiscal year 2008 third quarter continued to be negatively impacted by excess capacity costs and inefficiencies associated with the exit of two U.S. facilities and the related transfer of product into other facilities within this segment, although not to the extent experienced in the second quarter of this fiscal year. The consolidation of these facilities is expected to be completed by June 30, 2008.

  The product mix shifted to lower margin product which lowered earnings for the current year third quarter when compared to the prior year. In addition, this segment had increased investments in business development resources in the current year third quarter when compared to the prior year.

   In the fiscal year 2008 third quarter, the EMS segment recorded $2.2 million pre-tax, or $1.3 million after-tax, restructuring charges related to the workforce reduction plan and the exit of two facilities. There were no restructuring costs in this segment in the prior year third quarter.

  Third quarter employee profit incentive compensation costs declined compared to the prior year.

Furniture Segment

Financial Highlights	Three Months Ended
(Dollars in millions)
	March 31, 2008	March 31, 2007	Percent Change

Net Sales	$151.0	$146.2	3%
Income from Continuing Operations	$ 1.2	$ 2.0	(39%)
Restructuring Charges, Net of Tax	$ 0.9	$ 0.4
Income from Continuing Operations, Excluding Restructuring Charges	$ 2.1	$ 2.4	(10%)
  Fiscal year 2008 third quarter net sales of branded furniture products, which include office and hospitality furniture, were $151.0 million, an increase of 4% compared to the prior year net sales of $145.1 million, due to higher sales in both the office furniture and hospitality furniture industries. The Company completed the planned exit of the contract private label products in fiscal year 2007 and therefore there were no net sales of contract private label products during the third quarter of fiscal year 2008 compared to net sales of $1.1 million in the prior year third quarter.

  Income from continuing operations in the current year third quarter was negatively impacted by competitive market pricing pressures coupled with supply chain cost increases particularly in the hospitality industry, a sales mix shift to lower margin product, higher commodity and fuel charges, and increased investments in this segment's sales force. Partially offsetting these higher costs were price increases on select product, lower product marketing and promotion costs, savings realized through various cost reduction initiatives, and lower employee profit incentive compensation costs.

  In the fiscal year 2008 third quarter, the Furniture segment recorded $1.5 million pre-tax, or $0.9 million after-tax, restructuring charges primarily related to the workforce reduction plan. Restructuring charges in the prior year third quarter were $0.6 million pre-tax, or $0.4 million after-tax.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release include income from continuing operations excluding restructuring charges and earnings per share from continuing operations excluding restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the tables above for the segment results. For the income and earnings per share non-GAAP measures, management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans. Excluding these costs allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2007.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 11:00 AM Eastern Time today, May 7, 2008. To listen to the live conference call, dial 866-761-0749, or for international calls, dial 617-614-2707. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 20, 2008, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 71041796.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the third quarter ended March 31, 2008, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
($000's, except per share data)	March 31, 2008	March 31, 2007

Net Sales	$ 332,091	100.0%	$ 311,582	100.0%
Cost of Sales	276,018	83.1%	251,227	80.6%

Gross Profit	56,073	16.9%	60,355	19.4%
Selling, General & Administrative Expenses	55,816	16.8%	55,589	17.9%
Restructuring Expense	3,958	1.2%	648	0.2%

Operating Income (Loss)	(3,701)	(1.1%)	4,118	1.3%
Other Income - Net	265	0.1%	2,751	0.9%

Income (Loss) from Continuing Operations Before Taxes on Income	(3,436)	(1.0%)	6,869	2.2%
Provision (Benefit) for Income Taxes	(2,547)	(0.7%)	2,481	0.8%

Income (Loss) from Continuing Operations	(889)	(0.3%)	4,388	1.4%
Loss from Discontinued Operations, Net of Tax	0	0.0%	(572)	(0.2%)

Net Income (Loss)	$ (889)	(0.3%)	$ 3,816	1.2%

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	($0.02)		$0.11
Class B	($0.02)		$0.12
Diluted from Continuing Operations:
Class A	($0.02)		$0.10
Class B	($0.02)		$0.11
Basic:
Class A	($0.02)		$0.09
Class B	($0.02)		$0.10
Diluted:
Class A	($0.02)		$0.09
Class B	($0.02)		$0.10

Average Shares Outstanding
Basic	36,942		38,791
Diluted	36,942		39,454

(Unaudited)	Nine Months Ended
($000's, except per share data)	March 31, 2008	March 31, 2007

Net Sales	$1,013,822	100.0%	$ 948,629	100.0%
Cost of Sales	823,289	81.2%	756,228	79.7%

Gross Profit	190,533	18.8%	192,401	20.3%
Selling, General & Administrative Expenses	175,490	17.3%	168,445	17.8%
Restructuring Expense	4,902	0.5%	1,265	0.1%

Operating Income	10,141	1.0%	22,691	2.4%
Other Income - Net	2,914	0.3%	8,068	0.9%

Income from Continuing Operations Before Taxes on Income	13,055	1.3%	30,759	3.3%
Provision for Income Taxes	3,142	0.3%	11,928	1.3%

Income from Continuing Operations	9,913	1.0%	18,831	2.0%
Loss from Discontinued Operations, Net of Tax	(124)	(0.0%)	(4,140)	(0.4%)

Net Income	$ 9,789	1.0%	$ 14,691	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.27		$0.48
Class B	$0.27		$0.49
Diluted from Continuing Operations:
Class A	$0.26		$0.47
Class B	$0.27		$0.48
Basic:
Class A	$0.26		$0.37
Class B	$0.26		$0.38
Diluted:
Class A	$0.26		$0.36
Class B	$0.26		$0.38

Average Shares Outstanding
Basic	37,167		38,567
Diluted	37,662		39,267

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Nine Months Ended
($000's)	March 31, 2008	March 31, 2007

Net Cash Flow provided by Operating Activities	$ 32,961	$ 24,614
Net Cash Flow used for Investing Activities	(11,223)	(16,836)
Net Cash Flow used for Financing Activities	(29,599)	(15,040)
Effect of Exchange Rates	3,462	757

Net Decrease in Cash & Cash Equivalents	(4,399)	(6,505)
Cash & Cash Equivalents at Beginning of Period	35,027	64,857

Cash & Cash Equivalents at End of Period	$ 30,628	$ 58,352

Condensed Consolidated Balance Sheets
	(Unaudited)
($000's)	March 31, 2008	June 30, 2007

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 81,239	$ 102,377
Receivables, Net	178,279	172,190
Inventories	159,531	135,901
Prepaid Expenses and Other Current Assets	38,835	34,348
Assets Held for Sale	1,454	3,032
Property & Equipment, Net	183,249	173,800
Capitalized Software, Net	13,464	18,763
Goodwill	15,357	15,518
Other Assets	36,827	38,812

Totals	$ 708,235	$ 694,741

Liabilities & Share Owners' Equity
Current Liabilities	$ 284,029	$ 249,237
Long-Term Debt, Less Current Maturities	512	832
Deferred Income Taxes & Other	16,925	17,224
Share Owners' Equity	406,769	427,448

Totals	$ 708,235	$ 694,741

Reconciliation of Non-GAAP Financial Measures

Income from Continuing Operations, Excluding Restructuring Charges

(Unaudited)	Three Months Ended
($ in millions)	March 31,	March 31,
	2008	2007

Income/(Loss) from Continuing Operations, as reported	$ (0.9)	$ 4.4
Restructuring Charges, Net of Tax	2.4	0.4

Income from Continuing Operations, Excluding Restructuring Charges	$ 1.5	$ 4.8

Earnings Per Share of Common Stock, Excluding Restructuring Charges

(Unaudited)

Diluted from Continuing Operations, Class B, as reported	($0.02)	$0.11
Diluted Impact of Restructuring Charges, Class B	$0.06	$0.01

Diluted from Continuing Operations, Class B, Excluding Restructuring Charges	$0.04	$0.12

Supplementary Information

Components of Other Income, Net

(Unaudited)	Three Months Ended		Nine Months Ended
($ in millions)	March 31,	March 31,	March 31,	March 31,
	2008	2007	2008	2007

Interest Income	$ 0.7	$ 1.3	$ 2.3	$ 4.3
Interest Expense	(0.6)	(0.3)	(1.5)	(0.7)
Foreign Currency/Derivative Gain	0.9	0.6	1.6	0.9
Gain/(Loss) on Supplemental Employee Retirement Plan Investment	(1.0)	0.2	(1.2)	1.5
Polish offset credit program	--	--	1.3	--
Other Non-Operating Income	0.3	1.0	0.4	2.1

Other Income, Net	$ 0.3	$ 2.8	$ 2.9	$ 8.1